          CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED
         SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT
                    TO A REQUEST FOR CONFIDENTIAL TREATMENT

                                                                   Exhibit 10.33

                          FORM OF AMENDED AND RESTATED
                               ALLIANCE AGREEMENT

      This Amended and Restated Alliance Agreement (the "Agreement") is made this ____ day of ______, 2005, by and between CONTINENTAL AIRLINES, INC. (together with its Affiliates, "Continental"), a corporation duly organized and validly existing under the laws of the State of Delaware, U.S.A. with its principal office at 1600 Smith Street, Houston, Texas, U.S.A. 77002, and COMPANIA PANAMENA DE AVIACION, S.A. (together with its Affiliates, "COPA"), a corporation of the Republic of Panama, with its principal office at Ave. Justo Arosemena y Calle 39, Apartado 1572, Panama 1, Panama. Continental and COPA are herein referred to as the "Carriers".

                                    RECITALS

      Continental and COPA are each certificated air carriers providing air transportation services with respect to both passengers and cargo in their respective areas of operation.

      Continental and COPA desire to increase the flow of air passenger traffic on aircraft operated by both carriers and increase the quantity and quality of air service available to the traveling public by entering into and maintaining a cooperative relationship that will include the codesharing of flights, schedule coordination for connectivity, through check-in, special prorate arrangements for both passengers and cargo, frequent flyer program participation, joint marketing programs and other mutually agreed to arrangements.

      Continental and COPA are each a party to the "Alliance Agreement" made the 22nd day of May, 1998 and each agree to enter into this Agreement as an amended and restated version of the Alliance Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Continental and COPA hereby agree as follows:

A.    GOVERNMENTAL APPROVALS

      1. Antitrust Immunity.

            (a) During the term of this Agreement, Continental and Compania Panamena de Aviacion, S.A. shall use their commercially reasonable efforts to maintain unconditional exemption and immunization pursuant to 49 U.S.C. Sections 41308 and 41309 and 41309 from the application of all United States antitrust laws, as defined therein, for all transactions and activities contemplated in this Agreement with respect to such Carriers, including, but not limited to, pricing, route planning, yield management, scheduling, commissions, advertising, sales and marketing and all ancillary transactions and activities thereto ("Antitrust Immunity"); provided, however, that if the Carriers use their commercially reasonable efforts to maintain Antitrust

Immunity but Antitrust Immunity is terminated, this Agreement shall not terminate and shall continue to be a valid and binding agreement of the Carriers and enforceable against the Carriers but limited by any applicable law, rule, regulation, ordinance, certificate, governmental permit or license, judgment, injunction, order or decree or a governmental or regulatory authority, agency, commission, court or other entity, domestic or foreign.

            (b) To the extent that Antitrust Immunity is terminated, a new application for Antitrust Immunity shall be filed by the applicable Carriers with the Department of Transportation (the "DOT") as soon as reasonably and commercially possible after such termination.

            (c) Subject to Antitrust Immunity and applicable laws and regulations, the Carriers shall coordinate their pricing, route planning, yield management, scheduling, commissions, advertising, sales and marketing and other activities for the mutual benefit of the Carriers.

      2. Codesharing Approval. Within 45 days after the commencement date of this Agreement (the "Implementation Date"), Continental and COPA shall apply to the DOT pursuant to Section 212 of the DOT's regulations for authorization to implement the "Shared Code Segments" (the application for "Statements of Authorization"), as defined below. Continental and COPA shall use their commercially reasonable efforts to obtain and maintain such authorization.

      3. Filings; Other Action. Subject to the terms and conditions herein provided the Carriers shall: (i) promptly make any other filings, notices or applications with any Governmental Entity required in connection with the consummation of the transactions and acts contemplated by this Agreement; (ii) promptly seek any necessary consents of, or give any required notices to, third parties with respect to the transactions and acts contemplated by this Agreement; (iii) consult reasonably with the other party in connection with, and keep the other party reasonably informed with respect to, the foregoing; and
(iv) use all reasonable effort to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions and acts contemplated by this Agreement as soon as practicable.

B.    CODESHARING

      1. Schedules to be Operated.

            (a) To the extent permitted by law, Continental operated Shared Code Segments (as herein defined) will be marketed under not only Continental's "CO" designator code but also under COPA's "CM*" designator code, and COPA operated Shared Code Segments will be marketed under not only COPA's "CM" designator code, but also under Continental's "CO*" designator code. Schedule B.1(a) hereto, which is incorporated herein by this reference, sets forth the flight segments where shared code segments ("Shared Code Segments") will operate during the term of this Agreement. It is the intention of the Carriers that the Shared Code Segments shall be operated with full reciprocity in a non-discriminatory manner towards the non-operating Carrier on gateway routes (i.e., from a non-United States point to another non-United States point or to a United States domestic routes as applicable and on head-to-head and non-overlapping markets). Each Carrier will use its commercially reasonable efforts to commence codeshare operations as soon as regulatory authority to commence such operations has been obtained ; provided that neither Carrier shall have an obligation to place its designator code on flights operated by the other Carrier unless or until such time as the Carrier whose designator code will be used is reasonably satisfied that the manner in which the codeshare service is to be provided is substantially comparable to its own service. Except as expressly set forth herein, no Carrier shall have an obligation to extend Shared Code Segments to other routes or to maintain operations of its aircraft on any routes and no such obligation can be created by any oral statements or representations or course of dealing by a Carrier, but only by an express written agreement.

            (b) The Carriers shall meet together at least twice per year to discuss the appropriateness of expanding or contracting the Shared Code Segments. Each Carrier shall have the right to propose changes to the Shared Code Segments and such proposal must be duly and timely analyzed and the decision of the other Carrier to reject it must be made on a commercially reasonably basis.

      2. Schedule Changes. For flights operating as Shared Code Segments, each Carrier shall operate the schedule published by it on the Implementation Date and either Carrier may change its schedule published by it on the Implementation Date and either Carrier may change its schedule for Shared Code Segments operated by it at its own discretion; provided, however, that if a proposed change in a Carrier's schedule will have a material adverse effect on the other Carrier's connecting opportunities, the Carrier planning to change its schedule shall provide the other Carrier with 60 days' written notice (or notice as far in advance as practical, if 60 days is not practical, but under no circumstances less than 15 days) of the schedule change. The Carriers recognize that in order to provide a high level of customer service, the schedule change process must be synchronized and the Carriers shall endeavor to achieve such synchronization to such extent and as promptly as is reasonably and legally possible.

      3. Revenue Sharing, Codeshare Commission and Proration on Shared Code Segments.

            (a) The revenue from flight itineraries made up of transportation via a flight (a Shared Code Segment or otherwise) operated by one Carrier connecting with a flight (a Shared Code Segment or otherwise) operated by the other Carrier (such flight itineraries are hereinafter referred to as the "Through Flights") shall be allocated between the Carriers in accordance with a special prorate agreement between the Carriers, a copy of which is attached hereto as Exhibit A (the "Special Prorate Agreement"). The tickets for Through Flights or connecting flights shall be issued such that a separate coupon shall be utilized for each flight segment. From time to time and in good faith, each Carrier shall determine which discount coupons or documents of the other Carrier it shall recognize.

            (b) The Special Prorate Agreement shall be based primarily on **Material Redacted**. In such selected short-haul markets, the operating Carrier will provide **Material Redacted**. The Special Prorate Agreement will also provide for revenue proration for unpublished fares on mutually agreeable terms. The Special Prorate Agreement shall be modified by mutual agreement of the Carriers, as necessary, so that it is no less favorable to the non-operating Carrier on applicable origin and destination itineraries than the most favorable arrangement offered by the applicable operating Carrier to another non-operating airline for similar origin and destination itineraries.

            (c) The Carriers agree that for tickets sold by the marketing Carrier on Shared Code Segments, the operating Carrier shall be responsible for booking fees with respect to segments operated by the operating Carrier assessed by any CRS vendors, including CRSs operated by third parties and CRSs providing hosting services to any of the Carriers. The Carriers will request the CRS vendors to directly bill the operating Carrier for such booking fees if feasible. If such direct billing is not feasible, the Carriers shall bill each other monthly and shall provide documentation that is reasonably acceptable to the other Carrier of such fees from each CRS vendor.

            (d) Gain-Sharing. Subject to Antitrust Immunity, the air traffic revenue gains and cost efficiencies derived from the alliance of the Carriers shall benefit both Carriers. The Carriers shall periodically assess the relative benefits and costs of codesharing and other forms of marketing cooperation. If, after Antitrust Immunity, the gains or costs of the Carrier's coordination of pricing, route planning, yield management, scheduling, commissions, advertising, sales and marketing and other activities directly result in benefits to one Carrier but adversely impact the other, and such adverse impact is not the result of such other Carrier's action, the Carriers shall negotiate immediately in good faith to make adjustments so that both Carriers may fairly benefit from these alliance activities.

      4. Issuance of Traffic Documents and Settlement.

            (a) Passenger's traffic documents for Shared Code Segments may be issued by either Carrier, or third parties with whom the Carriers from time to time have interline traffic agreements, in the same way as for any other flight of the marketing Carrier or the operating Carrier.

            (b) The acceptance of passengers' traffic documents used in connection with the Shared Code Segments and settlements between the Carriers shall occur through the IATA Clearinghouse in accordance with the procedures set forth in the IATA Multilateral Interline Traffic Agreement-Passenger (the `IATA Interline Agreement), except as specifically set forth in this Section B.4. The settlement amounts shall be determined using the techniques provided in the IATA Revenue Accounting Manual. Each Carrier consents to the use by the other Carrier of sampling techniques in accordance with the IATA Revenue Accounting Manual, Chapter B1, to determine the settlement amounts. COPA's revenue accounting system currently does not have the capacity to handle interline sampling. Should Continental request that COPA install and use interline sampling, Continental shall pay the reasonablecost to upgrade COPA's revenue accounting system to accommodate interline sampling. The Carriers recognize that because of

Continental's size and selling strength relative to COPA's it is probable that a disproportionate number of COPA operated Shared Code Segments will be ticketed on Continental's ticket stock or ticketing plate and, therefore, COPA will suffer negative impact to its cash flow from ticket sales. If a disproportionate number of COPA operated Shared Code Segments are ticketed, or are reasonably expected to be ticketed on Continental's ticketed on Continental's ticket stock or ticketing plate, the Carriers will develop a commercially reasonable method to neutralize the negative impact, if any, to COPA's cash flow, including, but not limited to, Continental's providing a cash advance on ticket lifts or a cash deposit to cover the amount of COPA's delayed cash flow resulting from Continental's sales of COPA operated Shared Code Segments. Each Carrier shall remain a member in good standing of the IATA Clearinghouse. If the IATA Clearinghouse ceases to operate, settlement shall be determined by the internal accountants of the Carriers in accordance with procedures to be mutually agreed.

            (c) Unredeemed Tickets. If either Carrier demonstrates that the revenue distribution associated with unredeemed tickets is detrimental to it, the Carriers will discuss ways to correct the problem and, to the extent that it is commercially reasonable to do so, implement necessary changes.

            (d) Employee Pass Travel Agreement. During the term of this Agreement, the Carriers will maintain a mutually agreeable employee pass travel agreement which includes benefits for Officers of both Carriers and members of board of directors of Copa Holdings, S.A. substantially similar to the terms of the pass travel agreement in place as of the date hereof.

      5. Pricing and Yield Management of Shared Code Segments.

            (a) Pricing. Each Carrier shall, subject to the following sentences, independently and at it sole discretion, establish and determine the tariffs and fares for flights operated on Shared Code Segments that utilize its designator code (CO or CO* in the case of Continental and CM or CM* in the case of COPA). Subject to retaining Antitrust Immunity and applicable laws and regulations, pricing on the Shared Code Segments shall be established as follows: (i) local fares will be set by the Carrier operating the route if only one Carrier is operating the route and (ii) through fares on all connecting itineraries and local fares on routes operated by both carriers shall be established by mutual agreement. Automatic concurrence shall apply when matching competitive fares.

            (b) Yield Management.

                  (i) Except to the extent necessary to prevent unauthorized overbooking and subject to applicable laws, each Carrier shall make available for sale by the other Carrier on a non-discriminatory basis all of the available seats in each inventory class for Shared Code Segments and COPA/Continental interline flights subject to reasonable yield management practices; provided, however, that the Carriers may negotiate in good faith to establish reasonable capacity limits on the maximum number of seats that may be sold in a particular fare category on a particular operating flight, and provided that such capacity limits can be implemented in a commercially reasonable manner. The Carriers shall map fares into each other's booking classes ("buckets") in a fully non-discriminatory fashion so that comparable fares are placed in comparable buckets.

                  (ii) Each Carrier shall have access to the other Carrier's inventory through an automated interface, which interface shall be maintained by both Carriers to permit the sale of inventory on the Shared Code Segments.

                  (iii) Subject to the rights of each Carrier to manage the seat inventory that it controls, including seats on the operational flight of another Carrier, each Carrier shall maintain its reservations and yield management systems in good operational condition to permit the other Carrier, when it is the Marketing Carrier, to offer the same functionality to its customers as is enjoyed by the customers of the Operating Carrier, including the ability to make advance seat assignments, issue advance boarding passes and access inventory that is available for sale (in the appropriate inventory class) on the reservations system of the Operating Carrier, but excluding, until technically practical, the ability to review seat maps. Each Carrier will be responsible for its own systems costs for ensuring such functionality.

                  (iv) Unless the Carriers mutually agree, the Carriers shall not have any blocked-space arrangements with each other.

      6. Marketing Programs.

To the extent permitted by law, the Carriers shall work to develop and implement mutually agreeable joint marketing programs to help promote the codeshare and frequent flyer relationship and to increase revenues from traffic on the Shared Code Segments and the other flights. Where applicable, the Carriers shall include each other as appropriate in each other's marketing programs, such as cross-route tie-in's, third-party tie-in's, contests and affinity programs. The Carriers will, to the extent permitted by law, structure mutually agreeable agency and corporate incentive compensation programs that provide an incentive to customers to increase their aggregate business on the Carriers, while preserving the independent marketing practices of the Carriers, unless (once Antitrust Immunity is obtained) otherwise agreed. Without limiting the foregoing and to the extent permitted by law, each Carrier shall include the other in its travel agent, corporate and related override commission, discounting and sales incentive programs in a non-discriminatory fashion unless the other Carrier declines to participate in any such program. The joint marketing programs shall take into account the following elements:

            (i)   mutual internal incentive program;

            (ii)  overall product compatibility;

            (iii) ground and in-flight consistency that promotes both carriers;

            (iv) communication planning for travel agencies and corporate travel departments;

            (v)   targeted Frequent Flyer Program promotions;

            (vi)  performance measurements and reporting;

            (vii) leisure product development;

            (viii) communication plans; and

            (ix)  hub development.

Details of joint program development and the sharing of the incremental program costs shall be negotiated by the Carriers based on the relative revenue benefit obtained by each of the Carriers with respect to the program on a case-by-case basis. The Carriers shall conduct quarterly joint marketing meetings to discuss implementing or adding possible marketing programs and strategies.

      7. Codesharing Licenses.

            (a) CO* License

                  (i) Grant of License. Subject to the terms and conditions of this Agreement, Continental shall grant to COPA a nonexclusive, nontransferable, revocable license to use the CO* designator code on all of COPA's flights operated as a Shared Code Segment (COPA flights flown using the CO* code are herein referred to as "CO* Flights").

                  (ii) Control of CO* Flights. COPA shall have sole
            responsibility for and control over, and Continental shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of COPA's operations including, without limitation, scheduling (except as provided in Sections B.1 and 2), pricing (except as provided in Section B.5), planning of flight itineraries and routings, reservations, reservations control, yield management (except as provided in Section B.5), dispatch, fueling, weight and balance, flight release, maintenance, and flight operations and compliance with applicable rules and regulations.

            (b) CM* License

                  (i) Grant of License. Subject to the terms and conditions of this

            Agreement, COPA shall grant to Continental a nonexclusive, nontransferable, revocable license to use the CM* designator code on all of Continental's flights operated as a Shared Code Segment. (Continental flights flown using the CM* code are herein referred to as "CM* Flights").

                  (ii) Control of CM* Flights. Continental shall have sole
            responsibility for and control over, and COPA shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of Continental's operations including, without limitation, scheduling (except as provided in Sections B.1 and 2), pricing (except as provided in Section B.5), planning of flight itineraries and routings, reservations, reservations control, yield management (except as provided in Section B.5), dispatch, fueling, weight and balance, flight release, maintenance, and flight operations and compliance with applicable rules and regulations.

      8. Audit.

            (a) Continental Audit. Continental shall have the right, at its own cost, to inspect, review, and observe COPA's operations of CO *Flights, and/or to conduct a full safety and/or service audit of COPA's operations, manuals and procedures reasonably related to CO* Flights, at such intervals as Continental shall reasonably request. In the exercise of such right, Continental does not undertake any responsibility for the performance of COPA's operations. Continental shall coordinate its safety and service audits with COPA so as to avoid disruptions of COPA's operations. Any safety audit may include, without limitation, maintenance and operation procedures, crew planning, reservations, passenger and baggage handling, customer service, personnel records, spare parts, inventory records, training records and manuals, and flight, flight training and operational personnel records.

            (b) COPA Audit. COPA shall have the right, at its own cost, to inspect review, and observe Continental's operations of CM* Flights, and/or to conduct a full safety and/or service audit of Continental's operations, manuals and procedures reasonably related to CM* Flights, at such intervals as COPA shall reasonably request. In the exercise of such right, COPA does not undertake any responsibility for the performance of Continental's operations. COPA shall coordinate its safety and service audits with Continental so as to avoid disruptions of Continental's operations. Any safety audit may include, without limitation, maintenance and operation procedures, crew planning, reservations, passenger and baggage handling, customer service, personnel records, spare parts, inventory records, training records and manuals, and flight, flight personnel records, spare parts, inventory records, training records and manuals, and flight, flight training and operational personnel records.

      9. Irregularities in Operations.

            (a) COPA shall promptly notify Continental of all irregularities involving CO* Flight which result in any damage to persons or property as soon as such information is available and shall furnish to Continental as much detail as practicable.

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

            (b) Continental shall promptly notify COPA of all irregularities involving a CM* Flight which result in any damage to persons or property as soon as such information is available and shall furnish to COPA as much detail as practicable.

            (c) In the event of any irregularity in Shared Code Segments' operations, including without limitation, any event causing damage to persons or property, the Operating Carrier shall identify itself as being operated independently of the Carrier whose code is being used, and as being solely responsible for its operations. Either Carrier may state that it holds a codesharing license from the other Carrier and that it obtains certain services from, or provides certain services to, as the case may be, the other Carrier if third parties inquire as to such relationship. COPA shall designate (and notify Continental of such designation) a contact in each of the cities that COPA operates CO* Flights that is authorized to speak and comment (and has the knowledge or immediate access to the knowledge necessary to do so) on behalf of COPA in relation to its irregular operations and Continental shall designate (and notify COPA of such designation) a contact in each of the cities that Continental operates CM* Flights that is authorized to speak and comment (and has the knowledge or immediate access to the knowledge necessary to do so) on behalf of Continental in relation to its irregular operations.

      10. Reporting Obligation.

            (a) Changes of Service. Each Carrier shall give the other Carrier 60 days advance notice (or notice as far in advance as possible if 60 days is impracticable) of any intended material changes to the manner of conducting its business or operations or the nature of its product that relate to its operation of Shared Code Segments.

            (b) Correspondence from Governmental Entities.

                  (i) COPA shall immediately provide Continental copies of any formal notice of proposed civil penalty, or other similar document, received from any Governmental Entity which, with respect to CO* Flights, references (i) any alleged noncompliance with rules or regulations affecting air transportation, or (ii) any investigation of COPA performed or proposed by any Governmental Entity, including, without limitation, any communication issued by a government authority concerning the airworthiness of COPA's aircraft, the compliance of COPA's personnel with required operational or training procedures or any other matter relating to the safe operation of COPA aircraft.

                  (ii) Continental shall immediately provide COPA copies of any formal notice of proposed civil penalty, or other similar document, received from any Governmental Entity which, with respect to CM* Flights, references (i) any alleged noncompliance with rules or regulations affecting air transportation, or (ii) any investigation of Continental performed or proposed by any Governmental Entity, including, without limitation, any communication issued by a government authority concerning the airworthiness of Continental's aircraft, the compliance of

            Continental's personnel with required operational or training procedures or any other matter relating to the safe operation of Continental aircraft.

            (c) Notice of Complaints. COPA shall monthly furnish Continental a summary of complaints, notices of violation, requests to cease activity or similar correspondence which reasonably relate to CO* Flights and which are received by COPA from Continental ticketed passengers, any Governmental Entity or other parties. Continental shall monthly furnish COPA a summary of complaints, notices of violation, request to cease activity or similar correspondence which reasonably relate to CM* Flights and which are received by Continental from COPA ticketed passengers, any Governmental Entity or other parties. Each Carrier shall comply with the other Carrier's reasonable requests for actual copies of any such documents.

            (d) Operations. For purposes of monitoring the success of the codeshare operations, the Carriers shall provide each other with mutually agreed to monthly reports containing, without limitation, the following data for Shared Code Segments operated by each Carrier:

                  (i) the total number of scheduled, actual and canceled
            departures for the month, by flight and city pair; and

                  (ii) completion and on-time performance data, by system and market.

      11. Flight Display.

            (a) All Shared Code Segments shall be included in the schedule, availability and fare displays of all computerized reservations systems in which Continental and COPA participate, the Official Airline Guide (to the extent agreed upon) and Continental's and COPA's internal reservation systems, under the shared code as well as the operator's own code, to the extent possible. Continental and COPA shall take the appropriate measures necessary to ensure the display of the schedules of all Shared Code Segments in accordance with the preceding sentence.

            (b) Continental and COPA shall disclose and identify the Shared Code Segments to the public as actually being a flight of and operated by the Operating Carrier, in at least the following ways:

                  (i) a symbol shall be used in timetables and computer
            reservation system indicating that Shared Code Segments are actually operated by the other Carrier;

                  (ii) to the extent reasonable, messages on airport flight
            information displays shall identify the operator of flights shown as Shared Code Segments;

                  (iii) Continental and COPA advertising concerning Shared Code
            Segments and Continental and COPA reservationists shall disclose the operator of each flight; and

                  (iv) in any other manner prescribed by law.

      12. Terms and Conditions of Carriage and Claims Procedures.

            (a) In all cases the contract of carriage between a passenger and a Carrier shall be that of the Carrier whose code is designated on the ticket. As for handling passenger claims between the Carriers, the conditions of carriage of the Operating Carrier shall apply to the Shared Code Segments, except as otherwise mutually agreed by the Carriers. The procedures for claims handling of the Operating Carrier shall also be applicable to the Shared Code Segments. The Carriers shall meet as soon as practical prior to commencement of the Shared Code Segments to identify discrepancies in procedures for claims handling between the Carriers.

            (b) The Carriers shall use existing IATA procedures when handling and settling claims made by customers in connection with Shared Code Segments.

      13. Irregularity Handling.

            (a) In the event of flight delays, cancellations or other schedule irregularities that affect Shared Code Segments, the Operating Carrier shall inform the Marketing Carrier, if applicable, in accordance with Section B.9, of all pertinent information concerning an irregularity for customer information purposes.

            (b) The Carriers shall cooperate in all available ways to accommodate passengers experiencing flight irregularities (including, but not limited to, schedule changes, flight cancellations, delayed flights, flight interruptions and delayed, damaged, pilfered or lost baggage) and that neither shall forbear from providing such assistance because the other may have been responsible for the flight irregularity. In the event of a flight irregularity, the Carrier causing or experiencing the irregularity shall bear all related costs (including costs of the other Carrier) associated with accommodating the passengers that has been affected by such flight irregularity. The Carriers shall review existing procedures for handling flight irregularities and accommodating interline passengers with respect thereto and handling over sales situations to determine their adequacy for the purposes of this Agreement and shall make such mutually agreed to adjustments in existing procedures as they find necessary or appropriate to provide coordinated irregularity handling. In the absence of such agreement, the written policies and procedures of the Operating Carrier shall be followed. The Carriers shall meet prior to commencement of the Shared Code Segments to develop a mishap response plan with respect to flights operated as Shared Code Segments.

      14. Tariff Filing. Each Carrier shall file the tariffs and fares for flights operated on Shared Code Segments that utilize its designator code (CO or CO* in the case of Continental and CM or CM* in the case of COPA).

      15. Transportation Taxes. Each Carrier shall be responsible for collecting and paying any taxes or fees assessed by any Governmental Entities or airport on the transportation of passengers or property for transportation utilizing its travel documents.

      16. Flight Coupon Handling.

            (a) Continental Authorization. Except as may otherwise be provided in this Agreement, Continental shall authorize COPA to handle Continental flight coupons specifying Continental's Through Flights or connecting flights under this Agreement to and from points in Panama', in the same way as if these coupons were specifying COPA Through Flights or connecting flights between Panama', on the one hand, and (i) other points served by COPA beyond
Panama', and (ii) the United States, on the other. Continental shall confirm this authorization immediately to third parties if COPA so requires.

            (b) COPA Authorization. Except as may otherwise be provided in this Agreement, COPA hereby authorizes Continental to handle COPA flight coupons specifying COPA Through Flights or connecting flights under this Agreement to and from points in the United States in the same way as if these coupons were specifying Continental flights between the United States, on the one hand, and
(i) other points served by Continental beyond the United States and (ii) Panama', on the other. COPA shall confirm this authorization immediately to third parties if Continental so requires.

      17. Quality of Service.

            (a) Subject to Subsection (d) of this Section , each Carrier shall retain its own identity and determine its own service levels. Each Carrier shall adopt a smoking policy for flights operated by it that it believes is appropriate for its services, it being understood that each of the Carriers intends to continue to ban smoking on flights operated by it.

            (b) Each Carrier shall perform its service with respect to its flights operated under the designator code of the other Carrier in a timely and professional manner with superior quality in accordance with all applicable laws, rules and regulations. Without limitation, each Carrier shall maintain its aircraft in an airworthy, clean, attractive and comfortable condition and strive to maintain a completion factor of at least 98% (without considering delays caused by air traffic control or weather). Each Carrier agrees that, in conducting flight operations under the designator of the other Carrier, it shall employ prudent safety and loss prevention policies in accordance with applicable laws, rules and regulations. If either Carrier is in breach of this Section B.17(b), the non-breaching Carrier may remove its designator code from the breaching Carrier's flight operations or refuse to allow the breaching Carrier to place its designator code on the flight operations of the non-breaching Carrier until such time as the breach is fully cured and such removal by the non-breaching Carrier of the designator code from the breaching Carrier's flight operations or refusal to allow the breaching Carrier to place its designator code on the flight operations of the non-breaching Carrier shall not constitute a breach of this Agreement or a waiver of its rights under this Agreement by the non-breaching Carrier.

            (c) To provide customers with the best service and a positive impression of the cooperative services of the alliance between the Carriers, the Carriers shall create, to the extent practicable, the following:

                  (i) Schedule Coordination. The Carriers shall each use all reasonable efforts, consistent with their respective operational constraints, to coordinate their schedules to minimize connecting passenger waiting time and to maximize passenger convenience and service.

                  (ii) Seamless Transfer. Subject to operational constraints, the Carriers shall expedite, to the greatest extent feasible, the transfer of all passengers and baggage making connections between the respective networks of the Carriers, and shall cooperate in communicating efficiently to passengers the benefits and procedures associated with the cooperative service through ticket inserts, terminal and gate signage, and flight information displays. In connection therewith, Continental and COPA shall cooperate to coordinate and maintain their schedules to minimize the waiting time and to maximize convenience of passengers who are connecting from a Continental to a COPA flight segment (or vice versa). Each Carrier shall provide the other with the airport operational assistance that is required to assure schedule compatibility for the Through Flights or the connecting flights where applicable.

                  (iii) Terminal Facilities. Each Carrier shall use its
            commercially reasonable efforts to arrange for terminal facilities at gateway airports to facilitate passenger handling and connections between the flights of the Carriers with the objective of achieving convenience similar to on-line connections.

                  (iv) In-Flight Announcements. The Operating Carrier shall make in-flight announcements to all passengers on the Shared Code Segments to promote the cooperative service.

            (d) The customer service standards of the Operating Carrier shall be followed on Shared Code Segments for both Continental and COPA passengers; provided that COPA agrees to maintain a standard of service in all classes of service that is at least substantially similar to the quality that Continental provides on its flights of similar stage length.

      18. Frequent Flyer Program Participation. Cooperation between the Carriers with respect to frequent flyer program participation is governed by the "Amended and Restated Frequent Flyer Program Participation Agreement", dated as of the date hereof. During the term of this Agreement, Copa will be a participant in Continental's OnePass program on a co-branded basis as contemplated in the Amended and Restated Frequent Flyer Program Participation Agreement or pursuant to a reciprocal frequent flyer program participation arrangement as contemplated in the Amended and Restated Frequent Flyer Program Participation Agreement if COPA ceases to participate in OnePass on a co-branded basis.

C     JOINT COOPERATION

      To the extent applicable, the initiatives covered by this Section C are subject to Antitrust Immunity.

      1. Procedures and Ground Handling

            (a) Harmonizing. The Carriers shall harmonize their physical operations with respect to components, operations, quality, appearance, conditions of carriage and any other aspects of the physical operations as the Carriers agree.

            (b) Joint Handling. Without employee dislocation and subject to competitive pricing and service, COPA will provide below wing handling services for Continental's operations in Panama. Compensation for such service shall be the "Incremental Cost" (as defined in the Amended and Restated Services Agreement entered into by and between the Carriers on the date hereof (the "Services Agreement")), of the handling Carrier plus a reasonable profit. To enhance operations of Shared Code Segments, the Carriers shall make their airport operations contiguous where practical. In locations where both Carriers operate, other than Panama, each Carrier shall give the other Carrier the opportunity to bid on handling services (above and below wing).

      2. Reservations and City Ticket Offices. The Carriers shall consider the best way to coordinate their reservations and the functions of the city ticket offices.

      3. Joint Advertising and Publicity. The Carriers shall jointly promote their alliance as part of their ordinary advertising efforts. Each Carrier, while an Operating Carrier, shall not discriminate against the Marketing Carrier in its respective advertising, public relations, promotion, distribution and sales activities.

      4. Employee and Corporate Incentives.

            (a) Instruction, measurement, and evaluation. Joint targets shall be established by the Carriers at their annual meeting, as provided under Section B.1.(b). Applicable employees of each Carrier shall be instructed that in applicable areas of interaction, the first aim is to maximize the alliance between the Carriers, not the individual Carrier's position.

            (b) Inclusion in incentive programs. Employees bonus, profit-sharing and other cash and non-cash route specific sales incentive programs should include Shared Code Segments, revenues, etc. of both Carriers on a non-discriminatory basis.

            (c) Selection and reciprocal feedback. Employees performing outsourced or joint service shall be selected on a basis that provides no favoritism to either Carrier. Their evaluation (and certain personnel decisions) shall be based on input from both Carriers with ultimate decision-making by their employer after giving high regard to the input of the other Carrier.

      5. Information Sharing. Subject to applicable laws and regulations, the Carriers shall share research studies on booking (including marketing information data tape), revenue, traffic, yield, cost and other data with the other Carrier as it pertains to their common areas of cooperation. Such information shall be provided at the providing Carrier's Incremental Cost as provided in the Services Agreement and, where jointly performed, in proportion to the size of the Carriers.

      6. Joint Selling.

            (a) To the extent legally permissible, the Carriers shall sell seats on each other's aircraft in a non-discriminatory fashion and will establish mutually agreed to incentives and methods to do so. The Carriers shall consider establishing joint sales organizations (including inbound and outbound telephone sales) in countries where COPA currently flies and where it may begin to fly during the duration of this Agreement.

            (b) If a Carrier withdraws its sales personnel from a country where the other Carrier has a significant presence, the Carrier that has a significant presence in such country will offer to serve as the other Carrier's general sales agent ("GSA") in such country in consideration of receiving its Incremental Costs of providing the services of a GSA for the withdrawing Carrier, plus a reasonable profit acceptable to both Carriers. If the withdrawing Carrier chooses, at its option, to employ the other Carrier as its GSA in such country, the other Carrier will represent the withdrawing Carrier in a non-discriminatory manner.

D     GENERAL PROVISIONS

      1. Compliance with Laws and Regulations and Changes in Laws.

            (a) Each of Continental and COPA represents, warrants, and agrees with the other that performance of its respective obligations under this Agreement shall be conducted and all of its personnel shall at all times meet, be in full compliance with and have all required licenses under any and all applicable laws, statutes, orders, rules and regulations of any country or territory with jurisdiction over the Shared Code Segments, including without limitation, those laws, statutes, orders, rules and regulations promulgated by the United States of America or Panama. Each Carrier shall be responsible, at its own cost, for obtaining any regulatory authorizations necessary to operate its flights or utilize its designator code on the Shared Code Segments, provided that, the other Carriers shall render such assistance as a reasonably requested in order to obtain such regulatory authorizations. No provision of this Agreement that would violate applicable antitrust laws without Antitrust Immunity having first been obtained shall be applicable unless and until Antitrust Immunity is obtained.

            (b) If, during the term of this Agreement, there is any change in treaties, statutes or regulations of air transportation (and legally binding interpretations thereof) that prevents Continental or COPA of both from operating the CO* or CM* Flights or carrying out the arrangements contemplated by this Agreement or attaches conditions or restrictions on the operation of CO* or CM* Flights that have a material adverse effect on a carrier's other services or operations not contemplated by this Agreement, the Carriers shall consult within 30 days after any of the occurrences described herein. The purpose of such consultations shall be to assess such change or changes and to seek, in good faith, mutual agreement on what changes, if any, to this Agreement are necessary or appropriate. Any such changes to this Agreement shall be made in accordance with Section D.13.

      2. Independent Parties.

            (a) Independent Contractors. It is expressly recognized and agreed that each Carrier, in its performance and otherwise under this agreement, is and shall be engaged and acting as an independent contractor and in its own independent and separate business; that each Carrier shall retain complete and exclusive control over its staff and operations and the conduct of its business; and that each Carrier shall bear and pay all expenses, costs, risks and responsibilities incurred by it in connection with its obligations under this Agreement. Neither Continental nor COPA nor any officer, employee representative, or agent of Continental or COPA shall in any manner, directly or indirectly, expressly or by implication, be deemed to be in, or make any representation of take any action which may give rise to the existence of, any employment, agent, partnership, of other like relationship as regards the other, but each Carrier's relationship as respects the other Carrier in connection with this Agreement is and shall remain that of an independent contractor.

            (b) Status of Employees. The employees, agents and/or independent contractors of COPA shall be employees, agents, and independent contractors of COPA for all purposes, and under no circumstances shall they be deemed to be employees, agents or independent contractors of Continental. The employees, agents and independent contractors of Continental shall be employees, agents and independent contractors of Continental for all purposes, and under no circumstances shall they be deemed to be employees, agents or independent contractors of COPA. Continental shall have no supervisory power or control over any employees, agents or independent contractors employed by COPA, and COPA shall have no supervisory power or control over any employees, agents and independent contractors employed by Continental.

            (c) Liability For Employee Costs. Each Carrier, with respect to its own employees (hired directly or through a third party), accepts full and exclusive liability for the payment of worker's compensation and/or employer's liability (including insurance premiums where required by law) and for the payment of all taxes, contributions or other payments for unemployment compensation, vacations, or old age benefits, pensions and all other benefits now or hereafter imposed upon employers with respect to its employees by any government or agency thereof or provided by such Carrier (whether measured by the wages, salaries, compensation or other remuneration paid to such employees or otherwise) and each Carrier further agrees to make such payments and to make and file all reports and returns, and to do everything necessary to comply with the laws imposing such taxes, contributions or other payments.

      3. Term and Termination.

            (a) Term. The term of this Agreement, unless earlier terminated as provided in this Section D.3, shall continue until either Carrier gives the other Carrier three years' written notice of termination: provided, however, that neither Carrier may give such notice on or before May 22, 2012. The terms and conditions of this Amended and Restated Alliance Agreement are effective as of the date first written above.

            (b) Other Termination Rights. In addition to the termination provisions of paragraph (a) of this Section D.3, this Agreement may be terminated as follows:

                  (i) By a Carrier, if the other Carrier has materially breached any material provision of this Agreement and such breach shall remain unremedied for more than 180 days after delivery of written notice by the non-defaulting Carrier. During such 180-day period, the Carriers shall consult in good faith to ensure that each of the Carriers understands the nature of the alleged breach and what steps are required to effect a cure;

                  (ii) By a Carrier immediately on notice, if the other Carrier
            (i) shall be dissolved or shall fail to maintain its corporate existence, or (ii) shall have its authority to operate as a scheduled airline suspended or revoked, or shall cease operations as a scheduled airline, in each case for a period of 30 or more days;

                  (iii) In the event of a breach of any payment obligation under this Agreement, the non-breaching Carrier shall be entitled to terminate this Agreement on providing 60 days prior written notice, which notice shall describe, with as much specificity as reasonably practicable, the breach and the total sums due and owing. Termination under this paragraph (iii) shall not be effective, however, if the allegedly breaching Carrier shall, within 45 days of receiving such notice, correct the breach by making the full payment due together with interest thereon at 10% per annum from the date of such notice, provided that in the event the breaching Carrier disputes the obligation to pay the amounts claimed owing, it may satisfy its obligations pursuant to this sentence by paying, within such 45 day period, the disputed amounts into escrow during the pendency of the dispute;

                  (iv) By a Carrier immediately on notice if the other Carrier shall (A) commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the other Carrier any case, proceeding or other action of a nature referred to in clause (A) above that (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed or undischarged for a period of 60 days; or (C) there shall be commenced against the other Carrier any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (D) the other Carrier shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A), (B), or (C) above; or (E) the other Carrier shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

                  (v) By a Carrier immediately on notice if the other Carrier fails to maintain the insurance coverage that is required to be maintained pursuant to Section D.4(b) and such failure remains unremedied for 60 days after the breaching Carrier's receipt of written notice of such failure from the other Carrier, provided that the marketing Carrier may cease displaying its code on the breaching Carrier's Shared Code Segments during the period such failure continues;

                  (vi) By Continental immediately on notice if, unless agreed otherwise by the Carriers, COPA shall have a system wide completion factor (completed flights, regardless of time of departure or arrival, divided by scheduled flights) of less than 95% during any 90 day period (including in such calculations all flights canceled less than one week prior to the date of its scheduled operation, but excluding flights not completed due to weather or air traffic control);

                  (vii) By COPA immediately on notice if, unless agreed
            otherwise by the Carriers, Continental shall have a system wide completion factor (completed flights, regardless of time of departure or arrival, divided by scheduled flights) of less than 95% during any 90 day period (including in such calculations all flights canceled less than one week prior to the date of its scheduled operation, but excluding flights not completed due to weather or air traffic control);

                  (viii) By either Carrier immediately on notice if the other
            Carrier fails to maintain its membership in the Airline Clearing House (ACH) or the International

            Air Transport Association Clearing House for a period of ten (10) consecutive days; and

                  (ix) By a Carrier on thirty (30) days' prior written notice if it shall have duly terminated the Amended and Restated Services Agreement pursuant to Section 6(b)(i) thereof as a result of an unremedied breach of the terms and conditions of such agreement by the other Carrier;

                  (x) By a Carrier on sixty (60) days' prior written notice if the other Carrier materially breaches (or, in the case of Continental's right to terminate, Corporacion de Inversiones Aereas, S.A. materially breaches) the terms and/or conditions of the Amended and Restated Shareholders Agreement or the Registration Rights Agreement, each entered into on the date hereof, and fails to cure such breach within such sixty (60)-day notice period; provided that during such 60-day period, the Carriers shall consult in good faith to ensure that each of the Carriers understands the nature of the alleged breach and what steps are required to effect a cure;

                  (xi) By either Carrier immediately on notice if the Amended and Restated Frequent Flyer Program Participation Agreement is terminated and the Carriers do not enter into a new reciprocal frequent flyer participation arrangement within three months after such termination as contemplated by the Amended and Restated Frequent Flyer Program Participation Agreement;

                  (xii) **Material Redacted**;

                  (xiii) **Material Redacted**;

                  (xiv) By either Carrier, with respect to any Affiliate of the other Carrier, immediately on notice, if such Affiliate is no longer an Affiliate of the other Carrier; and

                  (xv) By either Carrier on thirty (30) days' prior written
            notice if the other Carrier rejects the Services Agreement and/or Frequent Flyer Program Participation Agreement in a bankruptcy proceeding.

            (c) Tickets Issued Prior to Termination. With respect to tickets issued but unused prior to termination of this Agreement:

                  (i) If this Agreement is terminated as provided herein by the
            Marketing Carrier, the Marketing Carrier shall endorse all Marketing Carrier tickets to the Operating Carrier. The Operating Carrier shall accept all confirmed reservations for passengers traveling on such tickets as if such reservations had been booked through the Operating Carrier using ordinary interline procedures but giving effect to the ticket pricing methodology as provided by IATA's standard procedures.

                  (ii) If this Agreement is terminated as provided herein by the
            Operating Carrier, the Marketing Carrier, at its sole discretion, shall have the option to endorse Marketing Carrier tickets to the Operating Carrier or any other carrier. The Marketing Carrier shall also have the option to transfer confirmed reservations for passengers traveling on such tickets to the Operating Carrier or any other carrier.

            (d) Force Majeure and Termination. Except with respect to the performance of a Carrier's payment obligations under this Agreement, neither Carrier shall be liable for delays or failure in its performance hereunder to the extent that such delay or failure of performance (a) is caused by any act of God, war, [terrorism], natural disaster, strike, lockout, labor dispute, work stoppage, fire, serious accident, epidemic, quarantine restriction, act of government, or any other cause, whether similar or dissimilar, beyond the control of that Carrier, and (b) is not the result of that Carrier's lack of reasonable diligence (an "Excusable Delay"). In the event an Excusable Delay continues for sixty (60) days or longer, the non-delayed Carrier shall have the right, at its option, to terminate this Agreement by giving the delayed Carrier at least thirty (30) days prior written notice of such election to terminate.

            (e) Duties upon termination. If this Agreement is terminated pursuant to this Section D.3, the Carriers will cooperate with each other to achieve an orderly termination and wind-down of the codeshare relationship so as not to inconvenience customers or cause undue hardship to either of the Carriers. No termination of this Agreement will release the parties from any liability for breach of this Agreement or from any moneys or other duties owed at the time of such termination.

            (f) Termination for Change of Control. Notwithstanding any other provision of this Agreement in the event of a Change of Control involving a Carrier, the Carrier not involved in the Change of Control shall have the right to terminate this Agreement on six (6) months' prior written notice without liability or penalty to the Carrier involved in the Change of Control; provided, however, the right of a Carrier to give notice to terminate with respect to a Change of Control involving the other Carrier shall expire on the six month anniversary of the later to occur of (i) the date the terminating Carrier receives notice of such Change of Control from the other Carrier or (ii) the date of the consummation of such Change of Control transaction. The following definitions apply to the following terms used in this Section D.3(f):

                  "AIRLINE ASSETS" means those assets used, as of the date of determination, in the relevant Person's operation as an air carrier.

                  "BENEFICIAL OWNERSHIP" has the meaning given such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended.

                  "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, options, warrants, participation or other equivalents of or interests in (however designated) the equity of such Person, including any preferred stock.

                  "CARRIER AFFECTED COMPANY" means as to the applicable Carrier
                  (a) such Carrier and its successor, (b) any Holding Company of such Carrier or its successor, or (c) any Subsidiary of such Carrier or its successor or of any Holding Company of such Carrier or its successor, that in any such case owns, directly or indirectly, all or substantially all of the Airline Assets of such Carrier or its successor, such Holding Companies of such Carrier and such Subsidiaries, taken as a whole.

                  "CHANGE OF CONTROL" shall mean, with respect to a Carrier, the consummation of:

                  (1) a merger, reorganization, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or other transaction as a result of which (A) a Competing Carrier or a Holding Company of a Competing Carrier and a Carrier Affected Company are legally combined, (B) a Competing Carrier, any of its Affiliates or any combination thereof acquires, directly or indirectly, Beneficial Ownership of 50% or more of the Capital Stock or Voting Power of a Carrier Affected Company, or (C) a Carrier Affected Company acquires, directly or indirectly, Beneficial Ownership of 50% or more of the Capital Stock or Voting Power of a Competing Carrier;

                  (2) the sale, transfer or other disposition of all or substantially all of the Airline Assets of a Carrier (or its successor) and its Subsidiaries on a consolidated basis directly or indirectly to a Competing Carrier, any Affiliate of a Competing Carrier or any combination thereof, whether in a single transaction or a series of related transactions;

                  (3) the execution by a Carrier Affected Company of bona fide definitive agreements, the consummation of the transactions contemplated by which would result in a transaction described in the immediately preceding clauses (1) or (2).

                  "COMPETING CARRIER" means an air carrier that competes (internationally and/or domestically) on a significant and material basis with the Carrier that is not involved in the Change of Control.

                  "HOLDING COMPANY" means, as applied to a Person, any other Person of whom such Person is, directly or indirectly, a Subsidiary.

                  "SUBSIDIARY" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 40% of the total Voting Power thereof or the Capital Stock thereof is at the time owned or controlled, directly or indirectly, by (1) such person, (2) such person and one or more Subsidiaries of such Person, or (3) one or more Subsidiaries of such Person.

                  "VOTING POWER" means, as of the date of determination, the voting power in the general election of directors, managers or trustees, as applicable.

      4. Indemnification and Insurance.

            (a) Indemnification.

                  (i) Except as otherwise provided herein, each Carrier (the
            "Indemnifying Carrier") shall indemnify and hold harmless the other Carrier and its directors, officers, employees, agents, consultants and contractors from all liabilities, damages, losses, claims, suits, judgments, costs, and expenses, including reasonable attorneys' fees, directly or indirectly incurred by the other Carrier as the result of any claims that arise out of or in connection with the breach of this Agreement by the Indemnifying Carrier or performance or failure of performance of the Indemnifying Carriers' obligations under this Agreement, including, but not limited to, the operation of the aircraft by the Indemnifying Carrier. In addition, each Indemnifying Carrier shall indemnify and hold harmless the other Carrier and its directors, officers, employees, agents, consultants and contractors from all liabilities, damages, losses, claims, suits, judgments, costs and expenses, including reasonable attorneys' fees, directly or indirectly incurred by the other Carrier as the result of any claims by third parties that arise out of or in connection with any products or services received from or supplied by the Indemnifying Carrier in connection with this Agreement, except with respect to the products or services provided pursuant to Section C hereof and the Services Agreement (which will be subject to indemnification obligations as separately agreed). The indemnification provision under this paragraph (i) shall be valid and enforceable as of the Implementation Date whether or not Antitrust Immunity or other regulatory approvals are obtained.

                  (ii) The indemnified Carrier has no right under this Section
            D.4 to be indemnified for claims that arise out of such Carrier's gross negligence or willful misconduct.

                  (iii) In the case of each indemnified Carrier:

                        A. it shall promptly notify the Indemnifying Carrier in
                  writing of any claim for indemnification hereunder;

                        B. it shall cede to the Indemnifying Carrier, if the
                  latter so requests, sole control of the defense and any related settlement negotiations of any matter covered by indemnification hereunder (provided that any settlement shall contain a complete and unconditional release of all claims against the indemnified Carrier);

                        C. it shall provide to the Indemnifying Carrier, at the
                  latter's expense, all reasonable information and assistance for such defense or settlement; and

                        D. the Indemnifying Carrier shall not be liable for any
                  settlement of any such claim or suit entered into by the indemnified Carrier without the former's consent (which consent shall not be unreasonably withheld).

            (b) Insurance Coverage.

                  (i) Each Carrier shall, at all times during the term of this Agreement, maintain in full force and effect policies of insurance as follows:

                        A. Comprehensive Airline Liability Insurance, including Aircraft Third Party, Passenger, including Passengers' Baggage and Personal Effects, Cargo and Mail Legal Liability for a Combined Single Limit (CSL) of not less than **Material Redacted** for B737 aircraft; provided that if the number of U.S. origin passengers increases in a material manner, the carriers will reevaluate the coverage levels. In respect of Personal Injury (per clause AVN 60 or its equivalent) the maximum limit is **Material Redacted** per offense and in the aggregate.

                        B. Workmen's Compensation or Government Social Insurance

                            Insurance          Per Accident

                        (Company Employee)      Statutory

                        C. Employers' Liability (**Material Redacted** combined
                           single limit)

                  (ii) Subject to Section D.4(b)(i), the Operating Carrier
            shall, as applicable, cause the policies of insurance described in such Section D.4(b)(i) with respect to flights operated as Shared Code Segments by it to be duly and properly endorsed by that Carrier's insurance underwriters as follows:

                        A. to provide that the underwriters shall waive any and all subrogation rights against the other Carrier, its directors, officers, agents, employees and other authorized representatives, except for gross negligence or willful misconduct;

                        B. to provide that the other Carrier, its directors, officers, agents, employees and other authorized representatives shall be endorsed as additional insured parties thereunder, except for gross negligence or willful misconduct of any of the additional insureds;

                        C. to provide that said insurance shall be primary to and without right of contribution from any other insurance which may be available to the additional insureds;

                        D. to include a breach of warranty provision in favor of the additional insureds;

                        E. to accept and insure the Operating Carrier's hold harmless and indemnity undertaking under Section D.4(a), but only to the extent of the coverage afforded by the policy or policies; and

                        F. to provide that said policy or policies or any part or parts thereof shall not be canceled, terminated or materially altered, changed or amended until 30 days (but seven days or such lesser period as may be available in respect of war and allied periods) after written notice thereof shall have been sent to the other Carrier.

                  iii) From time to time, upon request by either Carrier, the other Carrier shall furnish to the requesting Carrier evidence reasonably satisfactory to the requesting Carrier of the aforesaid insurance coverage and endorsements, including certificates certifying that the aforesaid insurance and endorsements are in full force and effect.

                  iv) In the event either Carrier fails to maintain in full
            force and effect any of the insurance and endorsements required hereby, the other Carrier shall have the right (but not the obligation) to procure and maintain such insurance or any part thereof. The cost of such insurance shall be payable by the first Carrier to the other Carrier upon demand b the other Carrier. The procurement of such insurance or any part thereof by the other Carrier shall not discharge or excuse the first Carrier's obligation to comply with the provisions of Sections D.4(b)(i) and (ii).

                  v) Notwithstanding the above provisions, it shall not be a breach of the Agreement to maintain the insurance described in subsection (i) above to the extent the failure to maintain such insurance is caused by a change or condition generally affecting the availability of insurance in the aviation industry in a material manner in the countries or regions in which such Carrier operates.

            (c) Survival of Rights and Obligations. The rights and obligations of this Section D.4 shall survive the expiration or termination of this Agreement.

      5. Trademarks.

            (a) COPA shall have nonexclusive, nontransferable, revocable license to use the Continental Service Marks (as defined below) in its marketing programs for the purpose of promoting Shared Code Segments. All advertising programs using any Continental Service Marks shall be subject to Continental's prior approval. In general, COPA's use of the Continental Service Marks shall do no more than identify the codeshare relationship between Continental and COPA, and advertise that schedules are coordinated to provide convenient connections. Any marketing program, advertising brochures, schedules, signs or information disseminated to the public or intended to be disseminated to the pubic ("Advertising Material") shall reflect that Continental and COPA are operated separately and shall comply with any DOT policy on airline designator codesharing. COPA is specifically prohibited from using any of the Continental Service Marks and agrees that it shall not do anything that would infringe, abridge, and adversely affect, impair or reduce the value or validity of the Continental Service Marks. In no event shall COPA allow the use of any Continental Service Marks in marketing, selling, promoting or otherwise identifying or referencing any flight that is not a Shared Code Segment.

            (b) Continental shall have nonexclusive, nontransferable, revocable license to use the COPA Service Marks (as defined below) in its marketing programs for the purpose of promoting Shared Code Segments. All advertising programs using any COPA Service Marks shall be subject to COPA's prior approval. In general, Continental's use of the COPA Service Marks shall do no more than identify the codeshare relationship between Continental and COPA, and advertise that schedules are coordinated to provide convenient connections. Any Advertising Material shall reflect hat Continental and COPA are operated separately and shall comply with any DOT policy on airlines designator codesharing. Continental is specifically prohibited from using any of the COPA Service Marks on its aircraft or other equipment, on its stationery, or elsewhere unless Continental has received prior specific authorization in writing from COPA.

Continental hereby acknowledges COPA's exclusive ownership of the COPA Service Marks and agrees that it shall not do anything that would infringe, abridge or adversely affect, impair or reduce the value or validity of the COPA Service Marks. In no event shall Continental allow the use of any COPA Service Marks in marketing, selling, promoting or otherwise identifying or referencing any flight that is not a Shared Code Segment.

      (c) As used herein the term "Service Marks" shall include, without limitation: (i) with respect to Continental: "Continental", the "CO" and "CO*" designator codes, "Business First" and "OnePass", and (ii) with respect to COPA:
"COPA" and the "CM" and "CM*" designator codes.

      6. Confidential Information. Neither COPA nor Continental shall disclose to the other Carrier or be required to disclose by the other Carrier any information relating to its scheduling (except as provided in Section B.1 and ..2), pricing (except as provided in Section B.5), inventory control or flight profitability. Neither COPA nor Continental shall disclose the terms of this Agreement or any proprietary information with respect to the other obtained as a result of this Agreement, either during the term hereof or thereafter; provided, however, that such disclosure may be made if required by applicable law, regulation or stock exchange rule, or by any order of a court or administrative agency, and then only upon ten days' written notice by the disclosing Carrier to the other Carrier. The Carriers recognize that, in the course of the performance of each of the provisions hereof, each Carrier may be given and may have access to confidential and proprietary information of the other Carrier. The Carriers recognize that, in the course of the performance of each of the provisions hereof, each Carrier may be given and may have access to confidential and proprietary information of the other Carrier, including proposed schedule changes, promotional programs and other operating and competitive information ("Confidential Information"). Each Carrier shall preserve, and shall ensure that each of its officers, agents, consultants and employees who receive Confidential Information preserve, the confidentiality of the other Carrier's Confidential Information and shall not disclose Confidential Information to a third Carrier, without prior written consent from the other Carrier or use of Confidential Information to a third Carrier, without prior written consent from the other Carrier or use Confidential Information except as contemplated by this Agreement. This Section D.6 shall survive two years after the termination or expiration of this Agreement.

      7. Management and Initial Dispute Resolution. This Agreement shall be governed and managed by a steering committee composed of senior officers of each Carrier (the "Committee"). Said Committee shall be responsible for identifying profit maximizing activities to be undertaken by the Carriers in furtherance of the codeshare relationship. In addition, the Committee shall attempt to resolve all disputes that occur between the Carriers that arise under this Agreement. Disputes that cannot be resolved by the Committee shall be referred to the Chief Executive Officers of the two Carriers. If the Chief Executive Officers of the two Carriers cannot resolve the dispute, it shall be finally settled by arbitration in accordance with Section D.8.

      8. Arbitration

            (a) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the Conciliation and Arbitration Center (the "CAC") an affiliate of the Panama Chamber of Commerce in accordance with the International Arbitration Rules of the International Chamber of Commerce Court of International Arbitration. Judgment on the awarded rendered by the arbitrator may be entered in any court having jurisdiction thereof.

            (b) The number of arbitrators shall be three, one of whom shall be appointed by each of the Carriers and the third of whom shall be selected by mutual agreement, if possible, within 30 days of the selection of the second arbitrator and, if no agreement on the third arbitrator is possible, by the CAC; provided that unless otherwise agreed the CAC may only choose an arbitrator that is from a country other than Panama or the United States. The place of arbitration shall be Miami, Florida. The language of the arbitration shall be English, but documents or testimony may be submitted in any other language if a translation is provided.

            (c) The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing Carrier's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms of this Agreement.

            (d) Either Carrier may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Either Carrier may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

      9. Certain Definitions:

(a) Commercially Reasonable Efforts. As used in this Agreement, the term "commercially reasonable efforts" shall not require a Carrier to make any cash outlays, to accept adverse contracts terms, to limits its operations, to impair any right with respect to the use of its assets, or to otherwise adversely affect the Carrier.

(b) Affiliate. As used in this Agreement, the term "Affiliate" means, as applied to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(c) Person. As used in this Agreement, the term "Person" means an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

      10. Alliance Development. COPA and Continental will explore areas of cooperation that will produce revenue and cost synergies for the Carriers and to the extent reasonable will implement such cooperation. Neither Carrier guarantees that any such cooperation is possible nor that any such synergies will be obtained. In order to facilitate the development of their commercial agreement to the maximum extent possible, the Carriers agree, subject to the proviso at the end of this Section:

      a)    **Material Redacted**

      b)    **Material Redacted**

      c)    **Material Redacted**

      d) Continental shall use its commercially reasonable efforts to cause COPA, at COPA's election, to be included as a commercial partner (e.g. an airline with whom Continental has a Commercial Agreement) with each of Continental's commercial partners and to be invited to join the SkyTeam global alliance or any other branded global alliance group which Continental is a member.

      e)    **Material Redacted**

      f)    **Material Redacted**

      g)    **Material Redacted**

      h)    **Material Redacted**

      Provided, however, nothing in this Section shall preclude COPA and Continental from fully performing their obligations, participating in, maintaining and renewing the code-share or alliance agreements that either of them may have entered into prior to the date hereof or from complying with their obligations pursuant to SkyTeam membership. Provided, further, nothing in this Section shall preclude either Carrier from performing obligations arising under, participating in, maintaining or renewing any Commercial Agreement to which such Carrier may become a party or to which it may otherwise succeed after the date hereof by virtue of any merger, reorganization, consolidation, business combination or similar transaction involving such Carrier.

      11. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.

      12. Taxes. Each Carrier shall be responsible for paying any and all taxes assessed on its income or revenue derived pursuant to this Agreement and shall hold harmless and indemnify the other Carrier from all and all claims based on such assessments.

      13. Entire Agreement, Waivers and Amendments. This Agreement, together with the Services Agreement and the Amended and Restated Frequent Flyer Program Participation Agreement to the extent such agreements concern the matters covered in this Agreement, constitutes the entire understanding of the carriers with respect to the subject matter hereof superseding all prior discussions and agreements, written and oral. This Agreement may not be amended, nor may any of its provision be waived, except by writing signed by both carriers. No delay on the part of either shall any waiver operate as a continuing waiver of any right, power of privilege.

      14. Notices. All notices given hereunder shall be in writing delivered by hand, certified mail, telex, or telecopy to the carriers at the following addresses:

      If to Continental:

        Continental Airlines, Inc.
        1600 Smith Street                         Telecopier No.: (713) 324-3099
        Houston, Texas 77002
        Attention: Senior Vice President- Asia/Pacific and Corporate Development

      With copy to:

        Continental Airlines, Inc.
        1600 Smith Street                         Telecopier No.: (713) 324-5161
        Houston, Texas 77002
        Attention:  Senior Vice President
        And General Counsel

      If COPA:

             Compania Panamena de Aviacion, S.A.
             Ave. Justo Arosemena y Calle 39
             Apdo. 1572
             Panama 1, Panama
             Attention:  Pedro Heilbron
             Facsimile No.: 507-227-1952

      With copy to:

             Galindo, Arias y Lopez
             Edif. Omanco
             Apartado 8629
             Panama 5, Panama

             Attention:  Jaime A. Arias C.
             Facsimile No.: 507-263-5335

      15. Successors and Assigns. Neither carrier may assign its rights or delegate its duties under this Agreement and any such purported assignment or delegation shall be void. This Agreement shall be binding on the lawful successors of each carrier.

      16. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      17. Headings. The headings in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

      18. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one agreement.

      19. Equal Opportunity. To the extent applicable, EEO clauses contained at 41 C.F.R. Sections 60-1.4,60-250.4 and 60-741.4 are herby incorporated by reference. Each Carrier shall comply with all equal opportunity laws and regulations that apply to or must be satisfied by that Carrier as a result of this Agreement.

      20. Nondiscrimination on the Basis of Disability. COPA shall make all reasonable efforts not to discriminate against Continental's customers on the basis of disability in activities performed on behalf of Continental in connection with Shared Code Segments, consistent with 14 CFR Part 382, Nondiscrimination on the Basis of Disability in Air Travel. In connection therewith, COPA shall make all reasonable efforts to comply with directives issued by Continental's complaints resolution officials (CROs).

      21. Privacy Obligations. If a Carrier ("Accessing Party") processes and/or has access to personally identifiable information obtained by the other Carrier ("Collecting Party") from the data subject ("Personal Data") that is provided to it by the Collecting Party, it agrees that the Collecting Party owns all such Personal Data provided to it pursuant to this Agreement. The Accessing Party will at all times comply with all applicable laws and regulations, including but not limited to data privacy laws, in its use of Personal Data provided by the Collecting Party that will be processed under this Agreement that relates to, or is about, an identified or identifiable person. Without limiting the foregoing, the Accessing Party represents and warrants that it has appropriate security measures in place to protect any Personal Data provided by the Collecting Party pursuant to this Agreement. The Accessing Party will indemnify, defend and protect the Collecting Party from any claims arising out of the Accessing Party's failure to comply with the foregoing.

IN WITNESS WHEREOF, the parties hereto, being duly authorized, have caused this Agreement to be executed as of the date written below.

        CONTINENTAL AIRLINES, INC.

By:      _________________________________

Name:   _________________________________

Title:  _________________________________

        COMPANIA PANAMENA DE AVIACION,S.A.

By:     _________________________________

Name:   _________________________________

Title:  _________________________________

                                 Schedule B.1(a)

                              SHARED CODE SEGMENTS

      Shared Code Segments shall be operated on the following routes:

Subject to the terms and conditions of the Agreement, Shared Code Segments will be operated on the following routes:

CO* Flights

      Flights operated by COPA between the Republic of Panama or the Republic of Colombia and cities located in the United States (except New York/Newark, Houston or Cleveland) and, to the extent legally permissible, (i) between cities within the Republic of Panama or the Republic of Colombia and (ii) between the Republic of Panama or the Republic of Colombia and cities located beyond the Republic of Panama or the Republic of Colombia will operate as CO* Flights.

CM*/P5* Flights

      Flights operated by Continental between the United States and cities located in the Republic of Panama or the Republic of Colombia, between the Republic of Panama and the Republic of Colombia and, to the extent mutually agreed and legally permissible, (i) between cities within the United States and
(ii) between the United States and cities located beyond the United States will operate as CM* or P5* Flights.